Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset High Yield Defined Opportunity Fund Inc.

We consent to use of our report dated September 17, 2010, included herein, with respect to the statement of assets and liabilities (in Organization) of Western Asset High Yield Defined Opportunity Fund Inc., as of August 31, 2010, and the related statement of operations (in Organization) for the period then ended, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

September 24, 2010